Exhibit 99.1

Lionsgate Enters Into Stock Exchange Agreement with Affiliates of John Malone
Company Will Exchange 3.43% of its Common Stock for 4.51% of Starz Stock
Malone to be Named to Lionsgate Board of Directors
SANTA MONICA, CA, February 11, 2015 - Lionsgate (NYSE: LGF), a premier next generation global content leader, today announced that it has entered into a stock exchange agreement with affiliates of media leader Dr. John C. Malone.  Under terms of the agreement, Lionsgate will exchange newly issued shares representing approximately 3.43% of its outstanding common stock on a pro forma basis for a portion of Series A and Series B Starz common stock held by Dr. Malone and his affiliates representing approximately 4.51% of Starz common stock outstanding and 14.50% of the total voting power of Starz common stock. Dr. Malone will remain Starz’s largest voting shareholder, with an approximate 6.1% equity interest and approximately 32.1% of the total voting power of Starz. Upon completion of the transaction, Dr. Malone will join Lionsgate’s Board of Directors.
“Lionsgate has emerged as a leader in developing global content, and this transaction creates the potential for a number of strategic opportunities around the world with them,” said Dr. Malone. “I’m delighted to add my voice to the Board of Directors of one of the most exciting content companies in the industry.”
“We look forward to welcoming John to our Board of Directors and working together to create additional shareholder value,” said Lionsgate Chairman Mark H. Rachesky.  “Now that Lionsgate has grown into an industry leader, we are excited to take the company to the next level as we continue to exploit the robust global demand for content.”
“John has been a pioneer in content distribution to the next generation consumer, and we’re delighted to add an investor of his caliber, experience and vision to our Board of Directors,” said Lionsgate Chief Executive Officer Jon Feltheimer and Vice Chairman Michael Burns. “We see tremendous value in Starz as well as the potential to explore a broad range of strategic initiatives in the future.”
Chris Albrecht, CEO of Starz said, “Lionsgate has been a great partner for us on projects in the past. We have tremendous respect for the business they have built and their leadership position in the entertainment industry. We’re pleased that they will be joining Dr. Malone as shareholders who support our vision.”
The transaction is subject to customary closing conditions, including the condition that all waiting periods applicable to consummation of the exchange under the HSR Act shall have expired or been terminated.

ABOUT LIONSGATE
Lionsgate is a premier next generation global content leader with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, channel platforms and international distribution and sales. The Company currently has more than 30 television shows on over 20 different networks spanning its primetime production, distribution and syndication businesses, including such critically-acclaimed hits as the multiple Emmy Award-winning Mad Men and Nurse Jackie, the comedy Anger Management, the broadcast network series Nashville, the syndication success The Wendy Williams Show and the critically-acclaimed hit series Orange is the New Black.
Its feature film business has been fueled by such recent successes as the blockbuster first three installments of The Hunger Games franchise, the first installment of the Divergent franchise, John Wick, Now You See Me, Roadside Attractions' A Most Wanted Man, Lionsgate/Codeblack Films' Addicted and Pantelion Films' Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.
Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates. Lionsgate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world. www.lionsgate.com
Cautionary Statement Regarding Forward-Looking Statements

This press release includes information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends” or similar words indicating that future outcomes are not known with certainty and are subject to risk factors that could cause these outcomes to differ significantly from those projected. Forward-looking statements include, but are not limited to, statements about the benefits and timing of the transaction; the benefits and timing of the appointment of Dr. Malone to Lionsgate’s Board of Directors; the value of the Starz common stock being acquired by Lionsgate; the ability to identify, consummate and benefit from strategic opportunities; and the satisfaction or waiver of certain conditions to the transaction. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Some of the factors that could cause actual results to differ materially include, but are not limited to: risks associated with the ability to consummate the transaction and the timing of the transaction; the ability to realize the anticipated benefits of the transaction and other strategic opportunities; changes in the overall U.S. or global economy; and other factors discussed in Lionsgate’s filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Past results of Lionsgate are not necessarily indicative of its future results. Lionsgate does not undertake any obligation to update any forward-looking statements, except as required by securities laws.
# # #
For further information, please contact:
Peter D. Wilkes
310-255-3726
pwilkes@lionsgate.com